Exhibit 4.56

Date: March 25, 2017

POWER OF ATTORNEY

I, Lei Haiyun, a citizen of the People’s Republic of China (PRC) with PRC ID number ******************, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd., its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Shanghai You Che You Jia Advertising Co., Ltd. (the “Company”) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof.

/s/ Lei Haiyun
(Signature)
Lei Haiyun

POWER OF ATTORNEY – LEI HAIYUN